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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our Firm under headings "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information of John Hancock Funds II: U.S. Multi Sector Fund, which is included in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A. We also hereby consent to the use in Pre-Effective Amendment No. 2 to the Registration Statement on Form N-1A of our report dated October 11, 2005 with regards to the Statement of Assets and Liabilities dated October 7, 2005 and the Statement of Changes in Net Assets from June 28, 2005 (date of inception) to October 7, 2005.




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Boston, Massachusetts
October 11, 2005